Exhibit 99.1

Hawthorn Bancshares Reports Results for Three and Nine Months Ended September 30, 2021

Third Quarter 2021 Results

●	Net income of $5.8 million, or $0.88 per diluted share
●	Net interest margin, fully taxable equivalent ("FTE") of 3.78%
●	Return on average assets and equity of 1.33% and 16.49%, respectively
●	Loans decreased $11 million, or 0.9%, compared to the linked quarter
●	Deposits increased $30 million, or 2.2%, compared to the linked quarter

Jefferson City, MO — October 27, 2021 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $5.8 million for the third quarter 2021, an increase of $0.9 million compared to the linked second quarter 2021 (“linked quarter”) and an increase of $0.8 million from the third quarter 2020 (the “prior year quarter”). Earnings per diluted share (“EPS”) was $0.88 for the third quarter 2021 compared to $0.74 for both the linked quarter and prior year quarter. Net income and EPS for the third quarter 2021 increased from the linked quarter primarily due to higher net interest income driven by higher Small Business Payroll Protection Program ("PPP") loan fee income, partially offset by a decrease in gain on sale of real estate mortgages, described in more detail below.

Chairman David T. Turner commented, “Hawthorn Bank continues to be well-positioned during this economic recovery, and once again delivered strong financial performance in the third quarter. Contributing to this strong overall financial performance was the acceleration of PPP loan fee income as a result of our borrowers electing to pursue loan forgiveness in accordance with the CARES Act. This acceleration, while contributing almost $1.6 million in higher earnings as compared to the linked quarter, did result in the forgiveness of $24 million in loans during the quarter. Excluding the impact of PPP loans on our portfolio, we achieved $12.6 million or 1.0% loan growth in the third quarter as compared to the linked quarter. At the end of the quarter, we had $1.8 million in PPP loan fees which will be recognized in future periods as the remaining $26 million in PPP loans are forgiven. Our overall asset quality is improving. We continue to closely monitor our portfolio of non-performing loans and have seen some signs of strengthening within certain credits, and no further degradation so we remain very optimistic. Our mortgage lending team continues to perform well. While we did see a reduction in production of 20% in the third quarter versus the linked quarter, we feel this result was driven more by housing market-related factors and the current mortgage rate environment as opposed to any actions we should have taken differently.”

“I continue to be very proud of our team and how we continue to navigate through these unprecedented times; always thinking of how to better address the needs of our customers.”

Highlights

●	Earnings – Net income of $5.8 million for the third quarter 2021 increased $0.9 million, or 18%, from the linked quarter, and increased $0.8 million, or 17%, from the prior year quarter. EPS was $0.88 for the third quarter 2021 compared to $0.74 for both the linked quarter and prior year quarter.
●	Net interest income and net interest margin – Net interest income of $15.4 million for the third quarter 2021, increased $1.7 million from the linked quarter and increased $1.5 million from the prior year quarter. Driving the increase from both the linked quarter and prior year quarter was an increase in PPP fee income of $1.6 million. Net interest margin, on an FTE basis, was 3.78% for the third quarter 2021, an increase from 3.40% for the linked quarter, and an increase from 3.50% for the prior year quarter.
●	Loans – Loans held for investment totaled $1.3 billion at September 30, 2021, a decrease of $11.1 million, or 0.9%, as compared to the end of the linked quarter. Year-over-year, loans grew $3.7 million, or 0.3%, from $1.3 billion as of September 30, 2020.
●	Asset quality – Non-performing loans totaled $32.8 million at September 30, 2021, a decrease of $1.0 million from $33.8 million at the end of the linked quarter, and an increase of $27.0 million from $5.8 million at the end of the prior year quarter. The allowance for loan losses to total loans was 1.48% at September 30, 2021, compared to 1.45% at June 30, 2021 and 1.39% at September 30, 2020.
●	Deposits – Total deposits increased by $30.1 million, or 2.2%, equal to $1.4 billion as of September 30, 2021 as compared to the end of the linked quarter. Year-over-year deposits grew $84.3 million, or 6.4%, from $1.3 billion as of September 30, 2020.
●	Capital – Total shareholder’s equity was $139.1 million and the common equity to assets ratio was 8.00% at September 30, 2021 as compared to 7.99% and 7.45% from the end of the linked quarter and prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with a tier 1 leverage ratio of 10.82% and a total risk-based capital ratio of 15.01%.

The Company's 2019 Repurchase Plan was amended during the second quarter 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. During the third quarter 2021, there were no share repurchases pursuant to that authorization. As of September 30, 2021, $5.0 million remained available for share repurchases pursuant to that authorization.

During the third quarter 2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.15 per common share, payable October 1, 2021 to shareholders of record at the close of business on September 15, 2021.

Net Interest Income and Net Interest Margin

Net interest income of $15.4 million for the third quarter 2021 increased $1.7 million from the linked quarter and increased $1.5 million from the prior year quarter 2020. Driving the increase from both the linked quarter and prior year quarter was an increase in PPP fee income of $1.6 million. Net interest margin, on an FTE basis, was 3.78% for the third quarter 2021, compared to 3.40% for the linked quarter, and 3.50% for the prior year quarter of 2020.

Loans

Loans held for investment decreased by $11.1 million, or 0.9%, to $1.3 billion as of September 30, 2021 as compared to the end of the linked quarter. Contributing to the decrease in loans compared to the linked quarter was a decrease in PPP loans of $23.7 million, or 1.8% of loans held for investment. Loans grew $3.7 million, or 0.3%, as compared to the prior year quarter. Contributing to the low loan growth as compared to the prior year quarter was a reduction in PPP loans of $59.5 million, or 4.7%, of loans held for investment. Excluding the impact of PPP loans on our portfolio, we achieved $12.6 million, or 1.0%, loan growth in the third quarter as compared to the linked quarter, and $63.2 million, or 5.9%, as compared to the prior year quarter.

The yield earned on average loans held for investment was 4.81%, on an FTE basis, for the third quarter 2021, compared to 4.42% for the linked quarter and 4.66% for the prior year quarter.

As provided for by the CARES Act, the Company has offered payment modifications to borrowers. At September 30, 2021, $11.3 million, or 0.9%, of total loans remained in some form of a modification, as compared to $86.7 million, or 6.7%, of total loans at December 31, 2020. These loan modifications at September 30, 2021 were all interest only.

Asset Quality

Non-performing loans totaled $32.8 million at September 30, 2021, a decrease of $1.0 million from $33.8 million at the end of the linked quarter, and an increase of $27.0 million from $5.8 million at the end of the prior year quarter. Non-performing loans to total loans was 2.56% at September 30, 2021, and 2.61% and 0.45% at the end of the linked quarter and prior year quarter, respectively. The increase in non-performing loans as compared to the prior year quarter was primarily due to placing on non-accrual in the fourth quarter 2020, several significant loans previously modified in accordance with the CARES Act passed by Congress in 2020.

At September 30, 2021, $4.9 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $34.7 million, compared to $5.4 million of the Company's allowance for loan losses allocated to impaired loans totaling $36.1 million at the end of the linked quarter. At September 30, 2021, management determined that $11.9 million, or 34%, of total impaired loans required no reserve allocation compared to $12.4 million, or 34%, of total impaired loans at the end of the linked quarter, primarily due to adequate collateral values.

In the third quarter 2021, the Company had net loan charge-offs of $106,000 compared to net loan charge-offs of $26,000 in the linked quarter, and $58,000 of net loan charge-offs in the prior year quarter. The Company recorded provision expense of $0.3 million for loan losses for the third quarter 2021 driven principally by growth in the portfolio, compared to $0.4 million for the linked quarter and $1.2 million for the prior year quarter.

The allowance for loan losses at September 30, 2021 was $18.9 million, or 1.48% of outstanding loans, and 57.7% of non-performing loans. At June 30, 2021, the allowance for loan losses was $18.7 million, or 1.45% of outstanding loans, and 55.5% of non-performing loans. At September 30, 2020, the allowance for loan losses was $17.8 million, or 1.39% of outstanding loans, and 305.5% of non-performing loans. The allowance for loan losses at September 30, 2021 represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of that date.

Deposits

Total deposits at September 30, 2021 were $1.4 billion, an increase of $30.1 million, or 2.2%, from June 30, 2021, and an increase of $84.3 million, or 6.4%, from the end of the prior year quarter. The increase in total deposits in the current quarter as compared to the linked quarter is primarily due to increases in demand deposits, including public funds deposits.

Core deposits were $1.3 billion at September 30, 2021, an increase of $129.9 million, or 11.0%, from September 30, 2020. Growth in year-over-year core deposits is indicative of the higher savings rate customers have chosen in response to pandemic conditions.

Noninterest Income

For the third quarter 2021, total noninterest income was $3.7 million, a decrease of $0.9 million, or 19.9%, from the linked quarter, and a decrease of $1.4 million, or 28.2%, from the prior year quarter. The decrease in total noninterest income in the current quarter as compared to the linked quarter and prior year quarter is primarily due to the decrease in gain on sale of real estate mortgages of $0.7 million and $1.7 million, respectively. These decreases are primarily due to lower volumes of real estate mortgage loans sold of $22.7 million (37%) and $34.4 million (47%) for the linked quarter and prior year quarter, respectively, as compared to the current quarter volume sold of $39.1 million.

Noninterest Expense

For the third quarter 2021, total noninterest expense was $11.7 million, a decrease of $0.1 million, or 0.9%, from the linked quarter, and essentially equal to the prior year quarter. The third quarter 2021 efficiency ratio was 61.23% compared to 64.45% and 61.49% for the linked quarter and prior year quarter, respectively.

Capital

The Company maintains its “well capitalized” regulatory capital position. At the end of the third quarter 2021, capital ratios were as follows: total risk-based capital to risk-weighted assets 15.01%; tier 1 capital to risk-weighted assets 13.64%; tier 1 leverage 10.82% and common equity to assets 8.00%.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2021	2021	2020
Total interest income	$16,804	$15,169	$15,958
Total interest expense	1,424	1,498	2,116
Net interest income	15,380	13,671	13,842
Provision for loan losses	300	400	1,200
Noninterest income	3,675	4,589	5,119
Investment securities gains, net	126	—	12
Noninterest expense	11,668	11,769	11,660
Pre-tax income	7,213	6,091	6,113
Income taxes	1,417	1,199	1,153
Net income	$5,796	$4,892	$4,960
Earnings per share:
Basic:	$0.88	$0.74	$0.74
Diluted:	$0.88	$0.74	$0.74

	For the Nine Months Ended
	September 30,
Statement of income information:	2021	2020
Total interest income	$48,076	$47,487
Total interest expense	4,634	7,780
Net interest income	43,442	39,707
Provision for loan losses	700	5,400
Noninterest income	12,707	10,266
Investment securities gains, net	140	18
Noninterest expense	35,088	33,421
Pre-tax income	20,501	11,170
Income taxes	3,974	2,060
Net income	$16,527	$9,110
Earnings per share:
Basic:	$2.50	$1.35
Diluted:	$2.50	$1.35

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	September 30,	June 30,	September 30,	December 31,
	2021	2021	2020	2020
Key financial ratios:
Return on average assets (YTD)	1.28%	1.26%	0.76%	0.88%
Return on average common equity (YTD)	16.37%	16.31%	10.15%	11.74%
Return on average assets (QTR)	1.33%	1.14%	1.18%	1.21%
Return on average common equity (QTR)	16.49%	14.64%	15.99%	16.19%

Asset Quality Ratios
Allowance for loan losses to total loans	1.48%	1.45%	1.39%	1.41%
Non-performing loans to total loans (a)	2.56%	2.61%	0.45%	2.69%
Non-performing assets to loans (a)	3.46%	3.53%	1.44%	3.64%
Non-performing assets to assets (a)	2.56%	2.68%	1.10%	2.70%
Performing TDRs to loans	0.15%	0.18%	0.19%	0.22%
Allowance for loan losses to
non-performing loans (a)	57.65%	55.45%	305.49%	52.39%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.82%	7.70%	7.47%	7.48%
Period-end stockholders' equity to period-end assets (YTD)	8.00%	7.99%	7.45%	7.53%
Total risk-based capital ratio	15.01%	14.66%	15.05%	14.97%
Tier 1 risk-based capital ratio	13.64%	13.20%	13.28%	13.37%
Common equity Tier 1 capital	10.26%	9.91%	9.97%	10.00%
Tier 1 leverage ratio	10.82%	10.49%	9.99%	10.19%
(a)	Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	September 30,	June 30,	September 30,	December 31,
Balance sheet information:	2021	2021	2020	2020
Total assets	$1,738,652	$1,708,966	$1,669,770	$1,733,731
Loans held for investment	1,282,820	1,293,894	1,279,165	1,286,967
Allowance for loan losses	(18,929)	(18,735)	(17,764)	(18,113)
Loans held for sale	4,576	2,487	7,886	5,099
Investment securities	284,543	282,022	193,175	204,383
Deposits	1,411,059	1,381,001	1,326,752	1,383,606
Total stockholders’ equity	139,094	136,503	124,367	130,589

Book value per share	$21.02	$20.63	$18.43	$19.36
Market price per share	$23.16	$22.93	$18.21	$21.06
Net interest spread (FTE) (YTD)	3.43%	3.34%	3.27%	3.25%
Net interest margin (FTE) (YTD)	3.60%	3.51%	3.50%	3.48%
Net interest spread (FTE) (QTR)	3.62%	3.24%	3.30%	3.21%
Net interest margin (FTE) (QTR)	3.78%	3.40%	3.50%	3.40%
Efficiency ratio (YTD)	62.49%	63.14%	66.88%	65.82%
Efficiency ratio (QTR)	61.23%	64.45%	61.49%	63.49%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Stephen E. Guthrie

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.